Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 Nos. 333-44598, 333-33122, 333-86303 and 333-64637 of our report relating to the financial statements of Level 8 Systems, Inc. dated March 28, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) appearing in the Annual Report on Form 10-K of Level 8 Systems, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP
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Raleigh, North Carolina
March 11, 2005